EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Ameriwood Industries International Corporation on Forms S-8 (File Nos. 2-72163, 2-99965,33-46777 and 33-67494) of our report, dated March 25, 1996, on our audits of the consolidated financial statements and financial statement schedule of Ameriwood Industries International Corporation as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.
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Coopers & Lybrand L.L.P.
Grand Rapids, Michigan
March 25, 1996